SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

July 26, 2006

Date of Report (Date of earliest event reported)

NORTHWEST NATURAL GAS COMPANY

(Exact name of registrant as specified in its charter)

Commission File No. 1-15973

Oregon	93-0256722
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 N.W. Second Avenue, Portland, Oregon	97209
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (503) 226-4211

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Executive Compensation

On July 28, 2006, the Company announced that its executive vice president, Michael S. McCoy, intends to retire from NW Natural effective December 31, 2006 after 37 years of service with the Company. On July 26, 2006, the Company entered into a Restricted Stock Bonus Agreement with Mr. McCoy that provides a grant of 6,500 shares of Common Stock of the Company (the “Restricted Shares”). The Restricted Shares will vest incrementally over three years on March 1, 2007, March 1, 2008 and March 1, 2009. In addition, all Restricted Shares would immediately vest if (a) Mr. McCoy dies or becomes physically disabled, or (b) a Change in Control (as defined) occurs.

A copy of the Restricted Stock Bonus Agreement is attached to this report as Exhibit 10.1. See also Item 8.01, “Other Events,” below.

Item 5.05	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics

On July 27, 2006, the Board of Directors approved amendments to the Company’s Code of Ethics to include a description of the Company’s core values, clarify the level of care to be used in drafting and sending electronic communications and clarify that reports from the Company’s ethics hotline are summarized and reported to the Audit Committee of the Board. The Board also approved other technical, non-substantive amendments to the Code of Ethics. The amended Code of Ethics is available on the Company’s website at www.nwnatural.com.

Item 8.01	Other Events

Retirement Announcement

On July 28, 2006, the Company issued a press release announcing the retirement of Michael S. McCoy, executive vice president of the Company, effective December 31, 2006. A copy of the press release is attached to this report as Exhibit 99.1.

Changes in Operational Model

On June 28, 2006, the Company initiated a company-wide restructuring of operations with the goal of significantly improving work processes, reducing operating expenses and capital costs, and continuing to strive for excellence in customer service. The changes are designed to create a more integrated and centralized operations model, and are expected to take place over the next several years. Implementation of the new business model is expected to result in workforce reductions primarily as a result of both attrition and voluntary severance packages. In addition, implementation of the redesigned operations model will involve:

•	developing a more integrated operations model;

•	further enhancing the Company’s ability to add customers profitably;

•	implementing more standardization in all work processes;

•	centralizing resource planning, scheduling, quality assurance and performance management;

•	outsourcing work that is not core to the Company’s safety, reliability, regulatory compliance or customer service activities;

•	increasing the integration and efficiency of information technology systems; and,

•	maintaining a strong community presence while reorganizing district operations.

As a result, the Company expects to incur severance costs in the fourth quarter of 2006 of approximately $1.5 million to $2.0 million related to workforce reductions of approximately 50 to 100 personnel.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Restricted Stock Bonus Agreement with executive officer dated July 26, 2006.

99.1	Press release issued July 28, 2006 announcing retirement of executive vice president.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NORTHWEST NATURAL GAS COMPANY (Registrant)

Dated: July 28, 2006	/s/ DAVID H. ANDERSON
David H. Anderson
Senior Vice President and Chief Financial Officer

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